Exhibit 3.4

Form 4	Formulaire 4
Articles of Amendment	Clauses modificatrices
Canada Business Corporations Act	Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177)	actions (LCSA) (art. 27 ou 177)

1	Corporate name Dénomination sociale Novelis Inc.

2	Corporation number Numéro de la société 14145712

3	The articles are amended as follows Les statuts sont modifiés de la façon suivante

The corporation changes the minimum and/or maximum number of directors to: Les nombres minimal et/ou maximal d’administrateurs sont modifiés pour : Min. 3 Max. 15

The corporation makes other changes as follows: La société apporte d’autres changements aux statuts comme suit : See attached schedule / Voir l’annexe ci-jointe
4	Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Name:
Telephone:

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

IC 3069 (2008/04)

The Corporation is authorized to amend its articles to:

(a)	delete the minimum and maximum number of directors of the Corporation and to replace it with the following:

“Minimum 3; Maximum 15”;

(b)	delete the restrictions, if any, on share transfers and to replace it with the following:

“None”;

(c)

increase the authorized capital of the Corporation by creating an unlimited number of Preferred Shares, issuable in series, the rights, privileges, restrictions and conditions attaching to which being set out in Schedule “A” attached hereto;

(d)	delete the rights, privileges, restrictions and conditions attaching to the common shares in the capital of the Corporation and to replace them with those set out in Schedule “A” attached hereto;

(e)	add the following to Other Provisions:

“The Corporation is authorized to hold meetings of its shareholders within the United States or such other place that the directors of the Corporation may from time to time determine.”; and

(f)

provide that after giving effect to the foregoing, the authorized capital of the Corporation shall consist of an unlimited number of Preferred Shares, issuable in series, and an unlimited number of common shares.

SCHEDULE “A”

PREFERRED SHARES, ISSUABLE IN SERIES

The Preferred Shares, as a class, shall be designated as Preferred Shares, issuable in series, and shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1	Directors’ Right to Issue in One or More Series

The Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the Articles, determine the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Shares of such series, the whole subject to the filing with the Director (as defined in the Canada Business Corporations Act (the “Act”)) of Articles of Amendment containing a description of such series including the rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

1.2	Ranking of the Preferred Shares

The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares of the Corporation and over any other shares ranking junior to the Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs. If any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on return of capital are not paid in full in respect of any series of the Preferred Shares, the Preferred Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of such return of capital in accordance with the sums that would be payable on such return of capital if all sums so payable were paid in full; provided, however, that if there are insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to return of capital shall be paid and satisfied first and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Preferred Shares of any series may also be given such other preference not inconsistent with the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class over the common shares of the Corporation and over any other shares ranking junior to the Preferred Shares as may be determined in the case of such series of Preferred Shares.

1.3	Voting Rights

Except as hereinafter referred to or as required by law or unless provision is made in the Articles relating to any series of Preferred Shares that such series is entitled to vote, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

1.4	Amendment With Approval of Holders of Preferred Shares

The rights, privileges, restrictions and conditions attached to the Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Preferred Shares given as hereinafter specified.

1.5	Approval of Holders of the Preferred Shares

The approval of the holders of the Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of the Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Preferred Shares or passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose.

COMMON SHARES

1.1	Dividends

Subject to the rights of the holders of all series of Preferred Shares, the holders of the common shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Corporation may from time to time determine, and all dividends which the board of directors of the Corporation may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

1.2	Dissolution

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of all series of the Preferred Shares and any other class of shares ranking in priority to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.3	Voting

The holders of the common shares shall be entitled to receive notice of and to attend at all meetings of shareholders of the Corporation, other than meetings of the holders of another class of shares, and shall be entitled to one (1) vote for each common share held on the record date for voting at any such meeting.